April 2, 2013

BY EMAIL

Messrs. Leonard W. Wood, Scott P. Sealy, Sr. and Thomas A. Andruskevich,
Special Committee of the Board of Directors, and the
Board of Directors of
Cole Credit Property Trust III, Inc.
2325 East Camelback Road, Suite 1100
Phoenix, AZ 85016

To the Special Committee of Board of Directors of Cole Credit Property Trust III, Inc. (“CCPT III”) and the Board of Directors of CCPT III:

Two weeks ago today, after our prior indications of interest to you and your advisors, we provided you a bona fide written proposal in a good faith effort to engage in constructive discussions regarding the acquisition of CCPT III by American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP”). We made our written proposal after your March 6th announcement that you were going to internalize Cole Holdings Corporation (“Cole Holdings”), your external advisor and wholesale broker dealer, and subsequently seek to list your shares on the New York Stock Exchange. By making such announcement, you effectively put CCPT III “in play.”

We attempted repeatedly to engage you to discuss a further refinement to our original proposal. Inasmuch as we were unable to do so, we are again forced to disclose the terms of our revised offer publicly (as discussed in further detail below). After discussions with CCPT III stockholders and the broker dealer community, we have decided to increase the surety of consideration to be paid to CCPT III stockholders. While your stockholders would continue to be able to receive either (i) $13.59 (floor/ no cap) in ARCP common stock for each CCPT III share post-internalization or (ii) $12.50 in cash, we are increasing the cash component to a maximum of 60% of outstanding shares of CCPT III post-internalization. As a result, ARCP’s stockholders would retain an approximate 60% ownership in the combined company.

In response to your requests, public and private, as well as those of Cole Holdings and your advisors, we, together with our advisors, have promptly provided you and your advisors with all of the information about our refined proposal, operations and financial condition that you have requested (even if it is more than we think necessary for you to thoroughly evaluate ARCP, our proposal and the combined company). We have also made our availability and willingness to work with you more than apparent by both our private and public actions. Indeed, over the past week, we have worked tirelessly to help your financial advisors better understand our prior public filings and earnings guidance. In return for our openness, transparency and accessibility, you have not provided a single additional piece of information about the operations or financial condition of either CCPT III or Cole Holdings that would assist us in further refining our proposal, nor have we received from you a real response to our proposal or a counter offer.

On Sunday, March 31st, we provided a complete reconciliation of our earnings projections to your advisors at Lazard and Goldman Sachs, who indicated that, although you were not yet prepared to engage in any meaningful discussions regarding the possible timing, due diligence or merger agreement drafting, they would contact us on Monday, April 1st to discuss these matters. We never heard back from them regarding the proposal despite our repeated attempts to contact them. Furthermore, aside from a single conversation on Friday, March 29th with Mr. Leonard Wood, none of the independent directors, including Messrs. Sealy and Andruskevich, have engaged us directly regarding our offer.

Your unwillingness to engage in constructive discussions for the past two weeks, we believe, can only be interpreted in one way: you are committed to consummating an insider deal that prioritizes and monetarily benefits Cole Holdings and its management (as shown in the table below) over the interests of, and at the expense of, CCPT III’s stockholders in what we view as a direct contravention of your fiduciary duties.

In fact, the market seems to be reaching the same conclusion: in its April 2nd article in Seeking Alpha states, “CCPT III’s rejection of ARCP’s offer is very suspect, and it raises the question as to whether or not the decision to reject the offer was done with the best interests of the company’s shareholders in mind.”

Here are the fees that we understand that Christopher H. Cole and his company, Cole Holdings, will receive in connection with the transaction that you are recommending (without stockholder vote):

Fees Paid to Cole Holdings by CCPT III Stockholders

Description	Amount	Per Share	Note
Internalization Stock Payment	$145,565,548		(1)
Internalization Cash Payment	$20,000,000
Internalization Fees	165,565,548	$0.33
Contingent Listing Consideration	N/A		(2)
Earn Out Based on Performance	TBD		(3)
Subordinated Incentive Fee	$233,616,000		(4)
Less: Subordinated Incentive Fee Discount	($58,404,000)		(5)
Total Fees Paid to Cole Holdings	$340,777,548	$0.69

(1)	10,711,225 shares at $13.59/share.
(2)	2,142,245 shares to be issued upon listing will be cancelled.
(3)	Earn out is payable on a 2-year trailing average multiple of EBITDA in excess of $25 million. Cole Holdings’ management expects approximately $29 million of 2013E pro forma EBITDA contribution from Cole Holdings alone.
(4)	($13.59 - $10.45) x 496 million shares outstanding x 15% where $10.45 is the hurdle price and 15% is the promote interest.
(5)	25% reduction in subordinated incentive listing fee.

It appears to us, as well as our advisors, that your limited efforts vis-à-vis our offer are designed to misdirect the public and aimed at deflecting our highly compelling proposal while you rush to close the internalization of Cole Holdings without respecting the rights of CCPT III stockholders to an affirmative vote on a related party transaction that fundamentally and irreversibly alters CCPT III’s business model. Is this your true intent?

We are further baffled by the words of Christopher H. Cole himself who noted as follows on January 22nd of this year when the sale of Cole Credit Property Trust II, Inc. (“CCPT II”) was announced. “We are confident that this transaction is in the best interest of all shareholders. As of the date of this announcement, it represents a positive cumulative total return on their investment and provides an opportunity for liquidity in what will be one of the largest publicly traded net lease REITs.” If a transaction that provides a positive cumulative total return on investment and provides an opportunity for liquidity in what will be one of the largest publicly traded net lease REITs is in the best interests of stockholders in CCPT II, how could it be, less than three months later, in the best interests of CCPT III’s stockholders that CCPT III board would fail to at least explore in good faith a transaction with the same characteristics?

The clear and blatant disregard of your fiduciary responsibilities to your stockholders through your continued insistence on hiding behind your financial advisors, lawyers and Maryland law is incomprehensible. Your own financial advisors have characterized the exercise of the past week as “merely fact finding.” How can you call this engagement? We believe that this has not reflected the good faith engagement or careful consideration that we would expect from directors trying to meet their fiduciary obligations and appropriately consider our $9.7 billion bona fide offer to acquire CCPT III. We and others in the market are shocked.

Detriments of the Cole Holdings Internalization to CCPT III Stockholders

CCPT III’s board of directors is required by good faith and by Maryland law to advocate for the best interests of its stockholders – that is what the law requires – and that Cole Holdings’ management’s gain (e.g., an estimated $165 million internalization fee contrary to industry best practices and payable to Cole Holdings without regard to performance) can never outweigh the interests of CCPT III’s stockholders. Further, your public announcements regarding your proposed listing misleadingly fail to address a tentative date of listing, the proposed price of the listing, the size or price of any self-tender offer, or how you intend to stabilize a 508 million share listing (including shares issued to Cole Holdings in connection with the internalization) with unlimited trading. These are clearly important facts that have been intentionally and misleadingly omitted from your public filings with respect to the insider deal with Cole Holdings and the discussion of the proposed listing or your public responses to our proposal.

We believe that CCPT III’s stockholders are being harmed by, among other things:

•	Lack of Transparency – Your internalization of Cole Holdings lacks any transparency related to the relative valuation of CCPT III or Cole Holdings in determining the consideration paid. Such lack of transparency is highlighted by the lack of any disclosure to CCPT III’s stockholders or the public with respect to the financial analyses undertaken by your advisors, Goldman Sachs and Lazard, or the fairness opinions in connection with such analyses. Both the financial analyses and the fairness opinions would have been addressed and disclosed in a typical proxy statement had the internalization transaction been brought before a stockholder vote. In addition, we note that CCPT III has conspicuously failed to include the annex to its merger agreement containing the valuation of Cole Holdings’ businesses in its publicly available filings.

•	Change in CCPT III’s Business Model – The internalization of an asset management business and wholesale broker dealer represents a fundamental change in CCPT III’s business strategy from what was clearly and unequivocally described to investors in your offering prospectus. When deciding to invest in a non-traded REIT such as CCPT III, retail investors, many of whom are retirees on fixed incomes, relied on CCPT III’s prospectus, which described its business as investing “in necessity retail properties that are single-tenant or multi-tenant ‘power centers’ subject to long-term triple net or double net leases with national or regional creditworthy retailers.” We believe that one of the benefits of this stable and straightforward business model is that it is intended to shield investors from risks and liabilities arising from property operations. The internalization of Cole Holdings’ FINRA regulated securities brokerage, investment advisory and investment vehicle sponsorship businesses introduces exotic businesses with investment risks that are significantly greater than those CCPT III stockholders originally bargained for when deciding to invest in CCPT III. If CCPT III investors wanted exposure to securities brokerage, investment advisory or investment vehicle sponsorship businesses, they would have purchased stock in companies operating such specialty finance and asset management businesses. CCPT III’s stockholders should not be denied the opportunity to vote on whether to accept the fundamental changes in CCPT III’s business model and assume the investments risks inherent therein.

•	No voice or choice for CCPT III’s stockholders – Because the CCPT III board has elected to deny stockholders the opportunity to vote on the internalization, those stockholders opposed to the internalization, the assumption of liabilities related thereto and the payment to an affiliate of the $165 million internalization fee to Cole Holdings’ management, have no voice or choice in the matter. Furthermore, since CCPT III is not currently listed on a national stock exchange, these stockholders are forced to hold on to their shares and wait for the proposed listing, the timing and value of which have yet to be determined.

Benefits of the ARCP Offer

Our further refined offer to acquire CCPT III is bona fide and in the best interest of CCPT III stockholders. Our proposal offers a superior alternative to either the internalization of Cole Holdings or a stand-alone listing in that we guarantee a minimum floor valuation for CCPT III stockholders, offer a combination of substantial cash and stock at the election of each stockholder, and deliver ARCP stock with a stabilized trading history, proven track record of access to public capital markets, sell-side research coverage, and a stable institutional investor base. If listed, CCPT III will require months or possibly even years of trading before it achieves this level of stability.

In your March 6th announcement, Mr. Leonard Wood, chairman of the special committee of the board of directors is quoted saying, “CCPT III will be able to increase its dividend payout and intends to now pursue a listing of its common stock to achieve greater liquidity and superior access to the capital markets” (emphasis added). Our proposal offers CCPT III all of these benefits, and more, with far lower execution risk. By refusing to engage us, you are foregoing a significant $1.8 billion (or $3.59 per share) gain to the stockholders and free of execution risk compared to your controversial affiliated internalization and unspecified listing strategy.

Based on conversations with CCPT III stockholders and the broker dealer community, the terms of our further revised proposal are outlined immediately below:

•	CCPT III stockholders will continue to receive, at their option, $12.50 per share in cash or at least $13.59 per share of value: ARCP is prepared to acquire 100% of the outstanding common stock of CCPT III, at the election of CCPT III’s stockholder, for either: (i) 0.80 of a share of ARCP common stock for each share of CCPT III common stock, with a guarantee that the value of the share consideration will not be less than $13.59 per share (with the added benefit of a significant upside), or (ii) $12.50 per share in cash. ARCP would be willing to consider increasing the maximum consideration to be paid in cash to 60% of the outstanding shares of CCPT III common stock.

•	CCPT III stockholders will continue to receive an equivalent annual dividend of 74.4 cents per share, a 15% increase over their current dividend: ARCP plans to declare its 7th consecutive quarterly dividend increase to an annual dividend of 93 cents per share, effective upon closing of the transaction. As a result, CCPT III stockholders who elect stock consideration will receive an equivalent dividend of 74.4 cents per share (93 cents x 0.80 exchange ratio), a 15% increase (9.4 cents per share increase) over CCPT III’s current 65 cents per share dividend.

•	CCPT III stockholders will not be “locked up”: All CCPT III shares converted into ARCP shares will be immediately tradable on NASDAQ; stockholders will not be “locked up.” Unlike the internalization with Cole Holdings and the proposed listing of CCPT III, significant market support and liquidity is anticipated in ARCP common stock from numerous index inclusions at and subsequent to closing.

•	CCPT III stockholders would benefit from greater value creation: Based on your own analysis (see your Form 8-K/DEFA14A filed March 25th), ARCP’s 2013 pro forma AFFO of $1.04 per share, using the 0.80x exchange ratio from our proposal, provides CCPT III shareholders greater distributable cash flow and value creation power at any given AFFO multiple than the projected $0.80 per share of 2013 AFFO for CCPT III on a standalone basis. This differential is even more compelling when one considers that the value of non-REIT qualifying earnings from Cole Holdings will be significantly discounted compared to the value of REIT qualifying earnings from real property rents.

		AFFO Multiples
	2013E AFFO / Share	16.1x	17.1x(2)	18.1x	19.1x
Listing Value on CCPT III Standalone(1)	$0.80	$12.80	$13.60	$14.39	$15.19
Implied ARCP Price for Proposed Merger	$1.04	$16.74	$17.78	$18.82	$19.86
Implied Value to CCPT III Stockholder(3)		$13.39	$14.23	$15.06	$15.89
Increased Value to CCPT III Stockholders from ARCP Proposal		$0.59	$0.63	$0.67	$0.80

 (1) Includes internalized Cole Holdings.

 (2) Peer average AFFO multiple of 17.1x is derived from the following: O: 19.2x, NNN: 18.2x, WPC: 17.8x and SRC: 13.2x.

 (3) Fixed exchange ratio of 0.80x.

•	CCPT III stockholders will benefit from a best in class real estate portfolio: The combined company will have a portfolio that leads the net lease sector in nearly every respect. Importantly, compared to the CCPT III portfolio, ARCP increases the percentage of single tenant properties, increases the percentage of investment grade tenants, reduces the percentage of multi-tenant properties and increases the percentage of top ten tenants that are investment grade.

•	CCPT III stockholders will be led by an experienced management team: The ARCP management team has extensive prior public company experience, as well as a demonstrable, successful track record listing non-traded REITs on a national exchange. By contrast, the Cole Holdings management has neither prior public company experience nor any experience stabilizing a stock subsequent to a listing. The notable lack of details provided with respect to the proposed listing is evidence of Cole Holdings’ inexperience and indecision with these critical matters, all of which will impact negatively the trading value of CCPT III upon listing.

•	CCPT III stockholders will benefit from lower overhead structure and higher operating synergies: We project that overlaying ARCP’s management fee structure to the CCPT III portfolio will result in significant general and administrative cost savings in excess of those projected by Cole Holdings. These savings are projected to add approximately $513 million ($30 million savings x 17.1x 2013E AFFO multiple), or 94 cents per share in value to CCPT III and ARCP stockholders. The notion, which Cole Holdings has suggested, that ARCP’s external advisor structure is somehow discounted by the market is unfounded and inconsistent with published research analyst reports and ARCP’s proven track record since its successful IPO in 2011. In fact, the institutional public markets have embraced the merits of ARCP’s external management structure and its proposals to CCPT III, as evidenced by outsized trading volume of 49 million shares and an increase in its share price of 4.1% since we first announced our proposal. Notwithstanding, our board is committed to providing all ARCP stockholders with the highest quality management possible and the lowest possible cost and, accordingly, would most certainly consider internalizing management functions at no cost to stockholders if such a move proved to be cost effective and in the best interest of stockholders.

As demonstrated above, our proposal to acquire 100% of the outstanding stock of CCPT III for $13.59 per share of ARCP common stock or $12.50 per share in cash continues to represent a compelling alternative for CCPT III’s stockholders. We strongly encourage you to reverse your strategy denying CCPT III’s stockholders a voice and a choice and, instead, engage in meaningful, good faith discussions with us regarding our proposal and give your stockholders a vote – give your stockholders an opportunity to make a choice.

As we have stated previously, we remain flexible to structure a transaction that meets your needs, with or without the affiliated Cole Holdings businesses, providing your stockholders the surety of a transaction with a seasoned public company, price certainty and a greater upside than a conventional listing. Our proposal has the unanimous support of our board of directors, and we are prepared to devote all necessary internal and external resources to consummate this transaction. Our proposal remains subject to customary conditions, including: (1) completion of confirmatory due diligence by ARCP on CCPT III and Cole Holdings; (2) execution of a definitive merger agreement; and (3) receipt of stockholder approvals (for the issuance of shares of ARCP common stock, as required by NASDAQ).

As we have previously explained, we remain prepared to meet immediately and commence productive discussions with you and your advisors directly. We are confident that, if we work together, we can quickly complete a transaction that is in the best interests of the stockholders of both of our companies.

Sincerely,

/s/ Nicholas S. Schorsch

Nicholas S. Schorsch
Chairman and CEO
American Realty Capital Properties, Inc.